CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in pre-effective no. 1 of this Registration Statement (No. 333-177055) on Form S-3 of First PacTrust Bancorp, Inc. of our audit report which expresses an unqualified opinion and includes an explanatory paragraph relating to uncertainty associated with certain regulatory actions (and which is dated April 26, 2011, except for Note 4 as to which the date is November 1, 2011 regarding the adoption of Accounting Standards Update No. 2010-20 – Receivables effective December 31, 2010) with respect to the consolidated financial statements of Gateway Bancorp and subsidiary as of and for the year ended December 31, 2010.  Such audit report appears in the Current Report on Form 8-K (dated November 9, 2011) of First PacTrust Bancorp, Inc. which is expected to be filed on or about November 9, 2011 and which is incorporated herein by reference.

We also consent to the reference to our Firm under the caption “Experts” in the aforementioned Registration Statement.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California
November 9, 2011